Exhibit 99.1

EXPLANATORY NOTE

The registrant has entered into amendments to executive supplemental retirement plan agreements with each of James G. Graham, president and chief executive officer; David A. Godwin, senior vice president and chief financial officer; Freda H. Gore, senior vice president and chief operating officer; Kim T. Hutchens, senior vice president and chief administrative officer; Richard C. Norris, senior vice president and chief credit officer; and Geoffrey R. Hopkins, senior vice president and senior commercial lender. These agreements are substantially identical in all material respects except as to the matters set forth below. In reliance on Instruction 2 to Item 601 of Regulation S-K, the registrant is filing a copy of only one of the agreements.

The following schedule identifies the other documents omitted and sets forth the material details in which such documents differ from this exhibit 99.1:

Document Title	Party

Amendment to Executive Supplemental Retirement Plan Agreement	David A. Godwin

Amendment to Executive Supplemental Retirement Plan Agreement	Freda H. Gore

Amendment to Executive Supplemental Retirement Plan Agreement	Kim T. Hutchens

Amendment to Executive Supplemental Retirement Plan Agreement	Richard C. Norris

Amendment to Executive Supplemental Retirement Plan Agreement	Geoffrey R. Hopkins

AMENDMENT TO EXECUTIVE SUPPLEMENTAL RETIREMENT

PLAN AGREEMENT

This AMENDMENT (this “Amendment”) to that certain EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN AGREEMENT (the “Agreement”) is made and entered into as of this 30 day of September 2010 by and between Waccamaw Bank, a banking corporation organized and existing under the laws of the State of North Carolina (the “Bank”) and James G. Graham (the “Executive”).

WHEREAS, the Executive and the Bank previously entered into the Agreement pursuant to which the Bank agreed to make certain payments to the Executive after the Executive’s retirement or upon the occurrence of certain events or otherwise to the Executive’s beneficiary(ies) after the Executive’s death;

WHEREAS, the terms of the Agreement may be amended with the mutual written consent of the Bank and the Executive pursuant to subparagraph IV(C) of the Agreement; and

WHEREAS, the Executive and the Bank desire to amend and modify the terms of the Agreement in the manner set forth in this Amendment, such that the balance accrued for the Executive’s retirement benefit under the Agreement shall be indefinitely frozen and no further liability accruals shall be necessary unless and until such time as the Bank and the Executive may mutually agree to amend the Agreement again and further alter the benefits accruing to Executive under the Agreement.

NOW THEREFORE, the Bank and the Executive agree that paragraph II of the Agreement shall be amended and restated in its entirety as follows:

II.	BENEFITS

(A)	Normal Retirement Age Benefits:

Subject to subparagraph II(D) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age shall be entitled to receive a single lump sum benefit amount equal to the balance accrued for the Executive’s retirement benefit hereunder, which single lump sum benefit the Bank shall pay, or shall cause to be paid, to Executive within forty-five (45) days following Executive’s attainment of Normal Retirement Age, except where (i) Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code or the regulations promulgated thereunder; and (2) any payments under this Agreement would result in additional tax or interest to the Executive because of Sections 409A or 4999 of the Internal Revenue Code or the regulations promulgated thereunder; and (3) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code is not available, in which case the cash amounts payable pursuant to this paragraph shall be paid to Executive in one lump sum payment, which shall be due and payable on the earlier of (i) the first day of the seventh month following the Executive’s attainment of Normal Retirement Age; or (ii) the date of Executive’s death.

For purposes of Section 409A of the Internal Revenue Code, the benefit under this subparagraph II(A) shall be deemed a single payment and not a series of separate payments.

(B)	Benefits for Termination of Service Before Normal Retirement Age:

Subject to subparagraph II(D) hereinafter, if the Executive suffers a Termination of Service, the Executive shall be entitled to receive a single lump sum benefit amount equal to the balance accrued for the Executive’s retirement benefit hereunder as of the date of his Termination of Service, or a percentage (indicated below) of that accrual balance amount if the Executive has not completed ten (10) full years of Employment with the Bank, including full years of Employment with the Bank prior to the Effective Date of this Agreement. Payment of benefits under this subparagraph II(B) shall be paid to Executive within forty-five (45) days following Executive’s Termination of Service, except where (i) Executive is a “specified employee” as defined in

Section 409A of the Internal Revenue Code or the regulations promulgated thereunder; and (2) any payments under this Agreement would result in additional tax or interest to the Executive because of Sections 409A or 4999 of the Internal Revenue Code or the regulations promulgated thereunder; and (3) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code is not available, in which case the cash amounts payable pursuant to this paragraph shall be paid to Executive in one lump sum payment, which shall be due and payable on the earlier of (i) the first day of the seventh month following the Executive’s Termination of Service; or (ii) the date of Executive’s death.

Number of Full Years of Employment	Vested Percentage (to a maximum of 100%)

Less than 1	0%
1	0%
2	0%
3	0%
4	0%
5	0%
6	20%
7	20%
8	20%
9	20%
10	20%

For purposes of Section 409A of the Internal Revenue Code, the benefit under this subparagraph II(B) shall be deemed a single payment and not a series of separate payments.

(C)	Death:

If the Executive dies while employed by the Bank and while there is a balance accrued for the Executive’s retirement benefit as contemplated by this Agreement, then ninety (90) days after the Executive’s death, a single lump sum equal to the balance accrued for the Executive’s retirement benefit hereunder as of the date of Executive’s death shall be paid to the individual or individuals designated as beneficiary(ies) in a beneficiary designation form filed by the Executive with the Bank. In the absence of or a failure to designate a beneficiary, the benefit described herein shall be paid in a lump sum to the personal representative of the Executive’s estate.

The payment under this subparagraph II(C) shall be in addition to, and not in lieu of, any benefit described or to be paid pursuant to a Split Dollar Agreement entered into between the Bank and the Executive, if any.

(D)	Discharge for Cause:

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Service is a result of discharge for Cause. For purposes of this Agreement, the term “Cause” means:

(i) A determination by the Bank, in good faith, that the Executive (a) has breached in any material respect any of the terms or conditions of this Agreement or his/her employment agreement then in effect, if any, or (b) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. The Executive shall not be deemed to have been discharged for Cause for purposes of this subparagraph II(D)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three-fourths (3/4) of the directors of the Bank then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (x) contain findings that, in the good faith opinion of the Board, the Executive has committed an act constituting Cause and (y) specify the particulars thereof. Notice of that meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the Board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board at the meeting. Nothing in this Agreement limits the Executive’s or the Executive’s beneficiaries’ right to contest the validity or propriety of the Board’s determination of Cause, and they shall have the right to contest the validity or propriety of the Board’s determination of Cause even if that right does not exist under any employment agreement of the Executive,

(ii) The violation by the Executive of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Board of Governors of the Federal Reserve, Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks), which results from the Executive’s gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation,

(iii) The commission in the course of the Executive’s employment with the Bank of an act of fraud, embezzlement, or theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction),

(iv) The conviction of the Executive of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies the Executive from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company,

(v) The Executive becomes unacceptable to, or is removed, suspended or prohibited from participating in the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority, or,

(vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in the Executive being excluded from coverage, or having coverage limited as to the Executive as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(E)	Disability Benefit:

If the Executive’s employment is terminated because of Disability before Normal Retirement Age and there is delivered to the Bank satisfactory written documentation and verification of such Disability, then a single lump sum payment equal to the balance accrued for the Executive’s retirement benefit hereunder shall be paid to Executive within forty-five (45) days following Executive’s Disability, except where (i) Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code or the regulations promulgated thereunder; and (2) any payments under this Agreement would result in additional tax or interest to the Executive because of Sections 409A or 4999 of the Internal Revenue Code or the regulations promulgated thereunder; and (3) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code is not available, in which case the cash amount payable pursuant to this paragraph shall be paid to Executive in one lump sum payment, which shall be due and payable on the earlier of (i) the first day of the seventh month following the Executive’s Disability; or (ii) the date of Executive’s death.

For purposes of Section 409A of the Internal Revenue Code, the benefit under this subparagraph II(E) shall be deemed a single payment and not a series of separate payments.

(F)	Change in Control:

Upon a Change in Control that occurs while the Executive remains employed by the Bank but before the Executive attains Normal Retirement Age, Executive shall be entitled to receive a single lump sum payment equal to the balance accrued for the Executive’s retirement benefit hereunder, which sum shall be paid to Executive within forty-five (45) days following the Change in Control, except where (i) Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code or the regulations promulgated thereunder; and (2) any payments under this Agreement would result in additional tax or interest to the Executive because of Sections 409A or 4999 of the Internal Revenue Code or the regulations promulgated thereunder; and (3) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code is not available, in which case the cash amount payable pursuant to this paragraph shall be paid to Executive in one lump sum payment, which shall be due and payable on the earlier of (i) the first day of the seventh month following the Change in Control; or (ii) the date of Executive’s death.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof as of date first set forth above, and that upon execution each has received a conforming copy.

WACCAMAW BANK
Whiteville, North Carolina

	By:	/s/ Alan W. Thompson

	Its:	Chairman

/s/ Michelle W. Ward
Witness

EXECUTIVE

/s/ James G. Graham
James G. Graham